UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2024
TRUPANION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36537	83-0480694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6100 4th Avenue S, Suite 200
Seattle, Washington 98108
(Address of principal executive offices, including zip code)

(855) 727 - 9079
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.00001 par value per share	TRUP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02     Results of Operations and Financial Condition.
On May 2, 2024, Trupanion, Inc. (the “Company”) issued a press release regarding the Company's financial results for the quarter ended March 31, 2024. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of CEO and Resignation as CEO by Chair of the Board
On April 30, 2024, Darryl Rawlings, the Chair of the Board and Chief Executive Officer (“CEO”) of Trupanion, Inc. (the “Company”), submitted his resignation as CEO, effective August 1, 2024 (the “Effective Date”). He will continue to serve as a director and Chair of the Board. The resignation was voluntary, not due to any disagreement with the Company on any matter, and part of a previously announced succession plan.

Upon effectiveness of his resignation, Mr. Rawlings will no longer be an officer or employee of the Company and as such he will become eligible for and will receive compensation for director service (currently an annual retainer of $150,000), plus an additional retainer (currently $50,000) for serving as Chair of the Board, each in accordance with the Company’s non-employee director compensation program.

Separately, Mr. Rawlings will enter into the Company’s standard Consulting Agreement (the “Consulting Agreement”), the form of which was previously filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on April 4, 2023. Pursuant to the Consulting Agreement, apart from and in addition to his service to the Company as Chair, Mr. Rawlings will provide specified services, namely: Development of the company’s pet food program, as described in the 60-month plan. Mr. Rawlings will be paid a consulting fee of $200,000 per annum, payable pro rata monthly (i.e. $16,667 per full month). As a consultant to the Company and a member of the Board, Mr. Rawlings is eligible to receive equity awards pursuant to the Company’s equity compensation plans from time to time, as well as other remuneration, in each case as determined by the compensation committee of the Board. No such compensation, other than as outlined above, is contemplated at this time. The Consulting Agreement will commence on the Effective Date and continue for one year, automatically renewing for successive one-year terms unless terminated by Mr. Rawlings or the Company. The Consulting Agreement may be terminated by Mr. Rawlings at any time and by the Company upon 10-days prior notice to Mr. Rawlings.

In addition, on April 30, 2024, the Board appointed Margaret (“Margi”) Tooth, the Company’s President, as the CEO, to be effective as of August 1, 2024. Ms. Tooth will continue to serve as the President of the Company.

Margi Tooth, age 45, has served as President of the Company since February 2022, assuming full responsibility for the strategic and tactical delivery of the Company’s goals. Prior to her appointment as President, she served in the role as Co- President from January 2021 to February 2022. Prior to that, Ms. Tooth served in various roles of increasing responsibility at the Company including Chief Revenue Officer from January 2019 to January 2021, Chief Marketing Officer from November 2015 to December 2018, Head of Marketing from June 2014 to November 2015, and Vice President of Digital Marketing from October 2013 to June 2014. Previously, Ms. Tooth held various positions at Allianz Insurance plc, including Acting Head of Marketing in 2011, and as the E-commerce and Brand Manager from 2009 to 2013. Ms. Tooth has also held marketing roles within business-to-business and direct-to-consumer brand functions in the United Kingdom. Ms. Tooth holds a B.A. in Business from University of East Anglia in the United Kingdom.

In connection with her appointment as CEO, the Board is expected to determine an appropriate compensation package for Ms. Tooth to become effective as of August 1, 2024. Furthermore, at its July meeting the Board is expected to appoint Ms. Tooth to the Board of Directors, to be effective as of the Effective Date.

There are no family relationships between Ms. Tooth and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Ms. Tooth that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing the resignation of Mr. Rawlings as CEO, and the appointment of Ms. Tooth as CEO is furnished herewith as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description
	99.1	Press release regarding financial results issued by Trupanion, Inc. dated May 2, 2024
	99.2	Press release regarding CEO succession dated May 2, 2024
	104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUPANION, INC.

By:	/s/ Fawwad Qureshi
Name: Fawwad Qureshi
Title: Chief Financial Officer
Date: May 2, 2024